Exhibit 99.1

Digi International Reports Record Revenue in the Third Quarter of Fiscal 2011

(Minneapolis, MN, July 21, 2011) - Digi International® Inc. (NASDAQ: DGII, www.digi.com)

Financial highlights for the third quarter of fiscal 2011 include:

•

Revenue of $54.3 million in the third quarter of fiscal 2011 grew by 14.9% compared to the third quarter revenue of $47.2 million for fiscal 2010 and by 9.2% compared to the second quarter revenue of $49.7 million for fiscal 2011. Digi’s revenue of $54.3 million in the third quarter of fiscal 2011 is the highest quarterly revenue achieved in the company’s 26 year history.

•	Operating income was $6.2 million, or 11.4% of net sales in the third quarter of fiscal 2011 compared to $2.5 million, or 5.4% of net sales in the third quarter of fiscal 2010. *

•

Non-GAAP net income and net income per diluted share was $3.6 million and $0.14 compared to $2.3 million and $0.09 for the third quarters of fiscal 2011 and 2010, respectively. Net income and net income per diluted share was $3.6 million and $0.14 per diluted share compared to $3.8 million and $0.15 per diluted share in the third quarter of fiscal 2011 and 2010, respectively. *

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) were $8.0 million, or 14.8% of net sales in the third quarter of fiscal 2011.

•	Digi exceeded consensus Street revenue and earnings per share estimates.

*	Please refer to the reconciliation tables later in this earnings release for additional information.

“I’m extremely pleased with the Digi team’s execution and resulting strong financial performance in the third fiscal quarter,” said Joe Dunsmore, Digi’s Chief Executive Officer. “Our revenue momentum continues to be robust with 14.9% growth compared to the year ago quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) as a percent of revenue grew to 14.8% in the third fiscal quarter of 2011, increasing from 11.8% of revenue in the second fiscal quarter of 2011. These results demonstrate additional progress in improving these two key metrics. I anticipate a continued strong performance in the fourth quarter as we finish fiscal 2011.”

Business Results for the Three Months Ended June 30, 2011

Revenue from wireless products in the third quarter of fiscal 2011 was $22.5 million, or 41.5% of net sales, compared to $18.9 million, or 40.0% of net sales, in the third quarter of fiscal 2010, an increase of $3.6 million, or 19.2%. Revenue from wired products was $31.8 million, or 58.5% of net sales, in the third quarter of fiscal

Digi International Reports Third Fiscal Quarter 2011 Results

2011 compared to $28.3 million, or 60.0% of net sales, in the third quarter of fiscal 2010, an increase of $3.5 million, or 12.0%. Net sales in the third quarter of fiscal 2011 were favorably impacted by foreign currency translation of $0.7 million when compared to the same period in the prior fiscal year.

Revenue in North America was $32.3 million in the third quarter of fiscal 2011 compared to $28.5 million in the third quarter of fiscal 2010, an increase of $3.8 million or 13.2%. Revenue in EMEA (Europe, Middle East and Africa) was $13.0 million in the third quarter of fiscal 2011 compared to $11.6 million in the comparable quarter a year ago, an increase of $1.4 million, or 11.9%. Revenue in the Asia Pacific region was $6.9 million in the third quarter of fiscal 2011 compared to $5.9 million in the third quarter of fiscal 2010, an increase of $1.0 million or 16.8%. Latin American revenue was $2.1 million in the third quarter of fiscal 2011 compared to $1.2 million in the comparable quarter a year ago, an increase of $0.9 million or 74.3%.

Gross profit was $28.8 million in the third quarter of fiscal 2011 compared to $23.7 million in the same period of the prior year, an increase of $5.1 million or 21.2%. The gross margin was 53.0% in the third quarter of fiscal 2011 compared to 50.2% in the third quarter of fiscal 2010, an increase of 2.8 percentage points. The gross margin was higher in the third quarter of fiscal 2011 than in the comparable period a year ago primarily due to favorable product mix, product cost reductions, and reduced amortization of purchased and core technology.

Total operating expenses in the third quarter of fiscal 2011 were $22.6 million, or 41.6% of revenue, compared to $21.2 million, or 44.8% of revenue, in the third quarter of fiscal 2010. The increase in operating expenses in the third quarter of fiscal 2011 compared to the same quarter of the prior year primarily is due to increased investment in the iDigi® platform and the full reinstatement for fiscal 2011 of the incentive compensation program which had been only partially reinstated in fiscal 2010.

Digi reported operating income of $6.2 million, or 11.4% of net sales, in the third quarter of fiscal 2011 compared to $2.5 million, or 5.4% of net sales, in the third quarter of fiscal 2010, an increase of $3.7 million or 142.3%.

Net income was $3.6 million in the third quarter of fiscal 2011, or $0.14 per diluted share, compared to $3.8 million, or $0.15 per diluted share, in the third quarter of fiscal 2010. Net income in the third quarter of fiscal 2010 benefited by $2.2 million, or $0.09 per diluted share from the reversal of tax reserves associated with the conclusion of an audit of prior tax years and the statutory closing of a prior tax year. Net income in that same quarter also decreased by $0.7 million, net of taxes, or $0.03 per diluted share as a result of expenses incurred in connection with the internal investigation described in our annual report on Form 10-K for the prior fiscal year. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share which is provided later in this earnings release.

Business Results for the Nine Months Ended June 30, 2011

For the nine months ended June 30, 2011, Digi reported revenue of $152.3 million compared to revenue of $135.3 million for the nine months ended June 30, 2010, an increase of $17.0 million or 12.6%. Revenue from wireless products for the first nine months of fiscal 2011 was $61.9 million, or 40.7% of net sales, compared to $49.8 million, or 36.8% of net sales in the first nine months of fiscal 2010, an increase of $12.1 million or 24.3%. Revenue from wired products was $90.4 million, or 59.3% of net sales, in the first nine months of fiscal 2011 compared to $85.5 million, or 63.2% of net sales, in the first nine months of fiscal 2010, an increase of $4.9 million or 5.8%. Net sales in the first nine months of fiscal 2011 were favorably impacted by foreign currency translation of $0.4 million when compared to the same period in the prior fiscal year.

Digi International Reports Third Fiscal Quarter 2011 Results

For the nine months ended June 30, 2011, Digi reported net income of $8.2 million, or $0.32 per diluted share, compared to net income for the nine months ended June 30, 2010 of $6.7 million, or $0.27 per diluted share. Non-GAAP net income for the first nine months of fiscal 2011 was $7.5 million, or $0.29 per diluted share, compared to $4.9 million, or $0.19 per diluted share, in the first nine months of fiscal 2010. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share which is provided later in this earnings release.

Digi’s cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $105.2 million at June 30, 2011, an increase of $9.3 million from March 31, 2011. Please refer to the Condensed Consolidated Statements of Cash Flows which are included in this earnings release for additional cash flow details. At June 30, 2011, Digi’s current ratio was 6.4 to 1 compared to 6.8 to 1 at March 31, 2011.

Third Fiscal Quarter 2011 Business Highlights:

•

Digi announced that Efficient Energy America, Inc. (E2America) is using its iDigi® Device Cloud™, ConnectPort® X4 gateways and XBee® ZB ZigBee modules to wirelessly enable the E2 intelligent commercial building control system. Installed in restaurant chains and other commercial buildings across the US, E2America’s Smart Grid efficiency technology reduces energy consumption and demand by optimizing HVAC efficiency. On average, customers experience annual savings of $7,000-$8,000 per site.

•

Digi announced that PowerDash is using the ConnectPort® X2 Smart Energy wireless gateway and iDigi® Device Cloud™ to connect its energy-performance monitoring solutions to Smart Energy devices for residential solar installations. It is also using the ConnectPort® X4 for commercial/industrial solar power installations to connect a broad range of production, metering and sensing equipment.

•

Digi announced a strategic alliance with TankScan™, a global tank-monitoring solution provider and division of ATEK Products. TankScan is using Digi’s ConnectPort® X cellular and Ethernet gateways and the iDigi® Device Cloud™ to enable remote access and management of storage tank information.

Digi International Reports Third Fiscal Quarter 2011 Results

Reconciliation Tables:

	Reconciliation of Operating Income to Non-GAAP Operating Income

	Three months ended June 30,				Nine months ended June 30,
	2011		2010		2011		2010
(Dollars in thousands)		% of net sales		% of net sales		% of net sales		% of net sales

Operating income (GAAP basis)	$6,164	11.4%	$2,544	5.4%	$12,491	8.2%	$6,568	4.9%

Investigation expenses	—	—	1,044	2.2%	—	—	1,044	0.8%

Restructuring reserve (reversal)	—	—	—	—	(70)	—	(352)	-0.3%

Operating income excluding investigation expenses and restructuring reserve (Non-GAAP basis)	$6,164	11.4%	$3,588	7.6%	$12,421	8.2%	$7,260	5.4%

	Reconciliation of Net Income and Net Income per Diluted Share to Non-GAAP Net Income and Net Income per Diluted Share

	Three months ended June 30,				Nine months ended June 30,
(In thousands, except per share amounts)	2011		2010		2011		2010

Net income and net income per common share, diluted	$3,615	$0.14	$3,812	$0.15	$8,170	$0.32	$6,697	$0.27

Investigation expenses, net of taxes	—	—	678	0.03	—	—	678	0.03

Restructuring reserve (reversal), net of taxes	—	—	—	—	(70)	(0.00)	(229)	(0.01)

Discrete tax net benefit for adjustment of tax reserves for closure of various jurisdictions’ tax matters, including statute expiration and audit, and for extended research and development tax credit recorded in the first quarter of fiscal 2011	—	—	(2,174)	(0.09)	(575)	(0.02)	(2,266)	(0.09)

Net income and net income per common share, diluted, adjusted for investigation expenses, net of taxes, restructuring reserve (reversal), net of taxes, and the net reversal of tax reserves and other discrete tax benefits (Non-GAAP basis)	$3,615	$0.14	$2,316	$0.09	$7,525	$0.29 *	$4,880	$0.19 *

*	earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers

Digi International Reports Third Fiscal Quarter 2011 Results

Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization

(In thousands of dollars)

	For the three months ended June 30, 2011	% of net sales	For the three months ended March 31, 2011	% of net sales

Net sales	$54,274		$49,716

Net income	3,615		2,239

Interest income, net	(35)		(42)

Income tax provision (benefit)	2,206		1,242

Depreciation and amortization	2,262		2,436

Earnings before interest, taxes, depreciation, and amortization	$8,048	14.8%	$5,875	11.8%

Fiscal Fourth Quarter and 2011 Guidance

For the fourth fiscal quarter of 2011, Digi projects revenue in a range of $53 to $57 million. Digi projects net income per diluted share in a range of $0.13 to $0.17 cents.

For the full fiscal year 2011, Digi projects revenue in a range of $205 million to $209 million, which is an increase of $5 million at the lower end of the range from the guidance previously provided. Digi anticipates that the most likely full-year revenue will be approximately $207 million. Digi projects annual net income per diluted share to be in a range of $0.45 to $0.49, which is an increase of $0.05 at the lower end of the range from the guidance previously provided. The projected annual net income per diluted share of $0.45 to $0.49 is an increase of 25.0% to 36.1% over annual net income per diluted share for fiscal 2010. Projected net income per diluted share for fiscal 2011 includes a net benefit of $0.6 million, or $0.02, for adjustments of tax reserves and other discrete tax items. Net income per diluted share for the full fiscal year 2010 includes discrete tax benefits of $2.3 million, or $0.09 and a benefit for the reversal of a restructuring reserve of $0.3 million, net of tax, or $0.01, partially offset by investigation expenses of $0.9 million, net of tax, or $0.04.

Third Fiscal Quarter 2011 Conference Call Details

Digi invites all those interested in hearing management’s discussion of its quarter, on Thursday, July 21, 2011 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (800) 798-2864 and entering passcode 71076310. International participants may access the call by dialing (617) 614-6206 and entering passcode 71076310. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 37235405 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.

Digi International Reports Third Fiscal Quarter 2011 Results

A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi’s website, www.digi.com.

About Digi International

Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in consumer acceptance of our products, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control such as the earthquake and tsunami in Japan that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2010 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company’s future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Non-GAAP Financial Measures

This release includes historical non-GAAP operating income, net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).

Digi understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative

Digi International Reports Third Fiscal Quarter 2011 Results

for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Digi understands that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

Digi believes that providing historical and projected operating income, net income and net income per diluted share exclusive of the investigation expenses, change in estimate of restructuring expenses and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of Digi. In addition, certain Digi shareholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the investigation expenses and the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of Digi’s business. Additionally, management believes that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing Digi’s performance against that of other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of Digi’s capital structure and the method by which assets were acquired. EBTDA, a variant of EBITDA, is also used by management as a metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contacts:

Steve Snyder

Digi International

952-912-3637

Email: steve.snyder@digi.com

Erika Moran

The Investor Relations Group

212-825-3210

Email: mail@investorrelationsgroup.com

For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2011 Results

Digi International Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2011	2010	2011	2010
Net sales	$54,274	$47,238	$152,324	$135,282
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	24,877	22,496	70,909	63,913
Amortization of purchased and core technology	642	1,024	2,343	3,190

Gross profit	28,755	23,718	79,072	68,179

Operating expenses:
Sales and marketing	10,134	9,089	29,464	27,932
Research and development	7,860	7,159	23,517	20,723
General and administrative	3,913	4,226	11,600	11,183
Intangibles amortization	684	700	2,070	2,125
Restructuring	—	—	(70)	(352)

Total operating expenses	22,591	21,174	66,581	61,611

Operating income	6,164	2,544	12,491	6,568

Other (expense) income:
Interest income, net	35	68	108	167
Other (expense) income	(378)	(16)	(613)	247

Total other (expense) income, net	(343)	52	(505)	414

Income before income taxes	5,821	2,596	11,986	6,982
Income tax provision (benefit)	2,206	(1,216)	3,816	285

Net income	$3,615	$3,812	$8,170	$6,697

Net income per common share, basic	$0.14	$0.15	$0.32	$0.27

Net income per common share, diluted	$0.14	$0.15	$0.32	$0.27

Weighted average common shares, basic	25,369	24,930	25,236	24,815

Weighted average common shares, diluted	25,879	25,272	25,687	25,123

Digi International Reports Third Fiscal Quarter 2011 Results

Digi International Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2011	September 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$59,942	$50,943
Marketable securities	38,483	36,634
Accounts receivable, net	27,719	24,090
Inventories	24,906	26,550
Deferred tax assets	2,891	3,344
Other	2,795	2,141

Total current assets	156,736	143,702

Marketable securities	6,733	—
Property, equipment and improvements, net	15,799	16,396
Identifiable intangible assets, net	15,630	19,851
Goodwill	86,605	86,210
Deferred tax assets	3,242	320
Other	523	486

Total assets	$285,268	$266,965

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,398	$7,449
Income taxes payable	1,824	82
Accrued compensation	7,269	5,850
Deferred payment on acquisition	2,993	2,914
Other	4,865	5,302

Total current liabilities	24,349	21,597

Deferred tax liabilities	986	1,457
Income taxes payable	2,363	2,838
Other noncurrent liabilities	342	517

Total liabilities	28,040	26,409

Total stockholders’ equity	257,228	240,556

Total liabilities and stockholders’ equity	$285,268	$266,965

Digi International Reports Third Fiscal Quarter 2011 Results

Digi International Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended June 30, 2011	Nine months ended June 30, 2010
Operating activities:
Net income	$8,170	$6,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	2,234	2,002
Amortization of identifiable intangible assets	4,874	5,743
Inventory obsolescence	1,439	663
Excess tax benefits from stock-based compensation	(474)	(39)
Stock-based compensation	2,562	2,603
Deferred income taxes	(883)	(2,201)
Restructuring	(70)	(352)
Other	170	496
Changes in operating assets and liabilities	(1,854)	(3,287)

Net cash provided by operating activities	16,168	12,325

Investing activities:
Purchase of marketable securities	(44,517)	(38,538)
Proceeds from maturities of marketable securities	35,888	18,615
Acquisition of business, net of cash acquired	—	(3,000)
Proceeds from sale of property and equipment	—	11
Purchase of property, equipment, improvements and certain other intangible assets	(2,166)	(2,337)

Net cash used in investing activities	(10,795)	(25,249)

Financing activities:
Payments on capital lease obligations	—	(8)
Excess tax benefits from stock-based compensation	474	39
Proceeds from stock option plan transactions	1,839	1,097
Proceeds from employee stock purchase plan transactions	744	691

Net cash provided by financing activities	3,057	1,819

Effect of exchange rate changes on cash and cash equivalents	569	(2,117)

Net increase (decrease) in cash and cash equivalents	8,999	(13,222)

Cash and cash equivalents, beginning of period	50,943	48,434

Cash and cash equivalents, end of period	$59,942	$35,212